Exhibit 99.7

CONSENT TO BEING NAMED AS A PROSPECTIVE DIRECTOR

As required by Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the reference to my name as a prospective director of HSN, Inc. (the “Registrant”) in the section entitled “Management of HSNi” in the prospectus forming a part of a registration statement on Form S-1 to be filed by the Registrant with the U.S. Securities and Exchange Commission, as amended from time to time.

/s/Arthur C. Martinez